Exhibit 10.1

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT, dated as of August 18, 2009 (this “Agreement”), between X-Rite, Incorporated, a Michigan corporation (the “Company”), OEPX, LLC, a Delaware limited liability company (“OEP”), Sagard Capital Partners, L.P., a Delaware limited partnership, (“Sagard”), and Tinicum Capital Partners II, L.P., a Delaware limited partnership, Tinicum Capital Partners II Parallel Fund, L.P., a Delaware limited partnership, and Tinicum Capital Partners II Executive Fund, L.L.C., a Delaware limited liability company (collectively, “Tinicum” and, together with OEP and Sagard and any of their permitted assignees, the “Investors”).

RECITALS:

A. Company Securities. As of the date hereof, the Company has 100,000,000 authorized shares of common stock, par value $0.10 per share (“Common Stock”), of which, as of August 13, 2009, 77,699,550 shares were issued and outstanding and 5,000,000 authorized shares of preferred stock, par value $0.10 per share (“Company Preferred Stock”), of which, as of August 13, 2009, no shares were issued and outstanding and 776,995.5 shares of Preferred Stock have been designated as Junior Participating Company Preferred Stock, without par value, reserved or to be made available for issuance upon the exercise of rights granted under the Shareholder Protection Rights Agreement, dated as of March 29, 2002, as amended August 20, 2008 and August 18, 2009 (the “Rights Plan”) between the Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.).

B. The First Lien Credit Agreement. The Company is a party to that certain First Lien Credit and Guaranty Agreement, dated October 24, 2007, by and among the Company and the other parties thereto (the “First Lien Credit Agreement”), which as of the date hereof has outstanding $168,891,877 of unpaid principal and $1,615,411 of unpaid interest. The Company has entered into the Consent and Amendment No. 2 to First Lien Credit and Guaranty Agreement and Amendment No. 1 to Pledge and Security Agreement (First Lien) (the “First Lien Amendment”) substantially in the form set forth in Exhibit A.

C. The Second Lien Credit Agreement. The Company is a party to that certain Second Lien Credit and Guaranty Agreement, dated October 24, 2007, by and among the Company and the other parties thereto (the “Second Lien Credit Agreement”), which as of the date hereof has outstanding $67,762,864 of unpaid principal and $1,147,590 of unpaid interest. The Company has entered into the Consent, Limited Waiver and Amendment No. 2 to Second Lien Credit and Guaranty Agreement and Amendment No. 1 to Pledge and Security Agreement (Second Lien) (the “Second Lien Amendment”) substantially in the form set forth in Exhibit B. Certain parties under the Second Lien Credit Agreement have assigned $41,561,223.12 outstanding principal amount of the loans (the “Canceled Loans”) under the Second Lien Credit Agreement to the Investors pursuant to an Assignment and Assumption Agreement (the “Assignment and Assumption Agreements”) with each Investor in the form set forth as Exhibit C.

D. The Exchange. The Company intends to deliver to each respective Investor, and each respective Investor intends to acquire, severally and not jointly, from the Company, such number of shares of Series A Cumulative Preferred Stock, par value $0.10 per share (the “Series A Preferred Stock”) as set forth opposite such Investor’s name under the heading “Number of Shares of Series A Preferred Stock” on Annex A and warrants substantially in the form attached hereto as Exhibit D (collectively, with respect to all Investors, the “Warrants”) to acquire such number of shares of Common Stock as set forth opposite such Investor’s name under the heading “Number of Shares of Common Stock Exercisable

Pursuant to Warrants” on Annex A (collectively, with respect to all Investors, the “Warrant Shares”) in consideration for the cancellation by the Investors, severally and not jointly, of such amount of Canceled Loans as set forth opposite such Investor’s name under the heading “Amount of Canceled Loans” on Annex A. The Series A Preferred Stock shall be evidenced by a share certificate incorporating the terms set forth in a Certificate of Designation, Preferences and Rights of Series A Preferred Stock of the Company (the “Certificate of Designation”) in the form attached as Exhibit E. The Series A Preferred Stock and Warrants to be acquired by the Investors, severally and not jointly, pursuant to this Agreement are collectively called the “Exchanged Securities”.

E. Certificate of Designation; Redemption Shares. The Certificate of Designation also provides for the delivery, in certain instances, of shares of Common Stock upon redemption or repurchase of the Series A Preferred Stock (the “Redemption Shares”).

F. Other Agreements. The Company and OEP also intend to enter into an Amendment No. 1 to the Investment Agreement, dated August 20, 2008, between the Company and OEPX, LLC (the “OEP Investment Agreement Amendment”) in the form attached hereto as Exhibit F and the Company, Sagard and Tinicum also intend to enter into an Amendment No. 1 to the Investment Agreement, dated August 20, 2009, between the Company, Sagard Capital Partners, L.P., Tinicum Capital Partners II, L.P., Tinicum Capital Partners II Parallel Fund, L.P. and Tinicum Capital Partners II Executive Fund, L.L.C. (the “Other Investors’ Investment Agreement Amendment”, and together with the OEP Investment Agreement Amendment, “Investment Agreement Amendments”) in the form attached hereto as Exhibit G, to, among other things, under certain circumstances described therein, permit the Investors to purchase their pro rata portion of shares of Common Stock following a redemption of the Series A Preferred Stock entirely in cash as set forth in the Investment Agreement Amendments (the “Redemption Purchase Shares”, and together with the Warrant Shares and Redemption Shares, the “Investor Shares”). For purposes of this Agreement, the term “Transaction Documents” refers collectively to the Certificate of Designation, the Investment Agreement Amendments, the Warrants and the Registration Rights Agreement Amendment (as hereinafter defined), in each case as amended, modified or supplemented from time to time in accordance with their respective terms.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

EXCHANGE; CLOSINGS

1.1 Exchange. On the terms and subject to the conditions set forth herein, at the Closing (as hereinafter defined), each Investor, severally and not jointly, will acquire from the Company, and the Company will issue to each such Investor, (i) such number of shares of Series A Preferred Stock as set forth opposite such Investor’s name under the heading “Number of Shares of Series A Preferred Stock” on Annex A and (ii) a Warrant to acquire such number of shares of Common Stock as set forth opposite such Investor’s name under the heading “Number of Shares of Common Stock Exercisable Pursuant to Warrants” on Annex A in consideration for the cancellation by such Investor, severally and not jointly, of such amount of Canceled Loans as set forth opposite such Investor’s name under the heading “Amount of Canceled Loans” on Annex A.

1.2 Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the delivery of the Exchanged Securities by the Company to the Investors in consideration for cancellation by the Investors, severally and not jointly, of their respective portion of the Canceled

Loans pursuant hereto (the “Closing”) shall occur at the offices of Simpson Thacher & Bartlett LLP located at 425 Lexington Avenue, New York, New York, as soon as practicable, but in no event later than the second business day after the satisfaction or waiver of the conditions set forth herein (excluding conditions that, by their terms, cannot be satisfied until the Closing) or on such other date or at such other place as may otherwise be agreed by the Company and each of the Investors. The date of the Closing is referred to as the “Closing Date.”

(b) Subject to the satisfaction or waiver on the Closing Date of the applicable conditions to Closing in Section 1.2(c), at the Closing (i) each Investor, severally and not jointly, hereby agrees that such amount of Canceled Loans as set forth opposite such Investor’s name under the heading “Amount of Canceled Loans” on Annex A is cancelled and is deemed to no longer be outstanding and (ii) the Company will deliver to each such Investor:

(A) certificates representing such number of shares of Series A Preferred Stock as set forth opposite such Investor’s name under the heading “Number of Shares of Series A Preferred Stock” on Annex A; and

(B) a Warrant to acquire such number of Warrant Shares as set forth opposite such Investor’s name under the heading “Number of Shares of Common Stock Exercisable Pursuant to Warrants” on Annex A.

(c) Closing Conditions. (i) The respective obligations of each of the Investors, on the one hand, and the Company, on the other hand, to consummate the Closing are subject to the fulfillment or written waiver by each of the Investors and the Company prior to the Closing of the following conditions:

(A) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing and no lawsuit shall have been commenced by a Governmental Entity seeking to effect any of the foregoing; and

(B) any required approvals or authorizations of or notices to (or expiration or termination of any applicable waiting periods of) Governmental Entities shall have been received or made (or have occurred) as applicable.

(ii) The obligation of each Investor to consummate the Closing is also subject to the fulfillment or written waiver by the applicable Investor at or prior to the Closing of each of the following conditions:

(A) (x) the representations and warranties of the Company set forth in this Agreement (excluding the representations and warranties of the Company set forth in Sections 2.2(b), 2.2(g) and 2.2(k)) shall be true and correct (without regard to “materiality” or “Material Adverse Effect” qualifications included therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such other date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have and would not be reasonably likely to have a Material Adverse Effect and (y) the representations and warranties of the Company set forth in Sections 2.2(b), 2.2(g) and 2.2(k) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct in all material respects as of such other date);

(B) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(C) the Company shall have duly executed and delivered to OEP the OEP Investment Agreement Amendment and to Sagard and Tinicum the Other Investors’ Investment Agreement Amendment;

(D) the Company shall have duly executed and delivered to the Investor the Amendment to the Registration Rights Agreement in the form attached hereto as Exhibit H (the “Registration Rights Agreement Amendment”);

(E) the Administrative Committee of the board of directors of the Company (the “Board of Directors”) shall have been established and members thereof elected in accordance with the Certificate of Designation;

(F) Warner Norcross & Judd LLP, as counsel to the Company, shall have delivered to the Investors an opinion, dated as of the Closing Date, in the form attached hereto as Exhibit I; and

(G) the Company shall have taken all such steps as may be required to cause any dispositions of Series A Preferred Stock and/or Common Stock (including derivative securities with respect thereto) or acquisitions of Series A Preferred Stock and Common Stock resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act (such steps as taken in accordance with the interpretive guidance set forth by the SEC (as hereinafter defined)).

(iii) The obligation of the Company to consummate the Closing is also subject to the fulfillment or written waiver by the Company at or prior to the Closing of each of the following conditions:

(A) (x) the representations and warranties of each Investor set forth in this Agreement (excluding the representations and warranties of such Investor set forth in Section 2.3(d) and 2.3(e)) shall be true and correct (without regard to “materiality” or “Material Adverse Effect” qualifications included therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such other date), except to the extent that the failure of such representations and warranties to be so true and correct would not reasonably be expected to materially adversely affect such Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and (y) the representations and warranties of each Investor set forth in Section 2.3(d) and 2.3(e) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct in all material respects as of such other date);

(B) each Investor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing;

(C) OEP shall have duly executed and delivered to the Company the OEP Investment Agreement Amendment and Sagard and Tinicum shall have executed and delivered to the Company the Other Investors’ Investment Agreement Amendment; and

(D) the Investors shall have duly executed and delivered to the Company the Registration Rights Agreement Amendment.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Disclosure. (a) On or prior to the date hereof, the Company delivered to the Investors, and the Investors delivered to the Company, a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company, or in Section 2.3 with respect to the Investors, or to one or more of its covenants contained in Article III.

(b) As used in this Agreement, the term “Material Adverse Effect” means any circumstances, events, changes, developments or effects that, individually or in the aggregate, (1) are material and adverse to the business, assets, results of operations or financial condition of the Company and Company Subsidiaries taken as a whole or (2) would materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Closing; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting principles generally applicable to the industries in which the Company or its Subsidiaries operate, (B) changes, after the date hereof, in laws, rules and regulations of general applicability or interpretations thereof by Governmental Entities, (C) actions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of the Investors, (D) changes in general economic, financial market or global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (E) events, circumstances, changes or effects that generally affect the graphic arts and printing systems industry (including legal or regulatory changes), (F) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement (provided that the exception in this clause (F) shall not apply to that portion of any representation or warranty to the extent the purpose of such representation or warranty is to specifically address the consequences resulting from the execution of this Agreement or consummation of the transactions contemplated by this Agreement) and (G) any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period, in and of itself, or a decline in the price or trading volume of the Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); except with respect to clauses (A), (B), (D) and (E) to the extent that such changes, events, circumstances, or effect have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other companies operating in the graphic arts and printing systems industry.

(c) “Previously Disclosed” with regard to (1) a party means information set forth on its Disclosure Schedule, provided, however, that disclosure in any section of such Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement, and (2) the Company means information publicly disclosed by the Company in (A) its Annual Report on Form 10-K for the fiscal year ended January 3, 2009 (the “Company 10-K), as filed by it with the Securities and Exchange Commission (“SEC”) on March 19, 2009, (B) its Quarterly Reports on Form 10-Q for the fiscal quarter ended April 4, 2009, as filed with the SEC on May 14, 2009 and the fiscal quarter ended July 4, 2009, as filed with the SEC on August 13, 2009, (C) its Definitive Proxy Statement on Schedule 14A, as filed by it with the SEC on May 20, 2009 or (D) any Current Report on Form 8-K filed or furnished by it with the SEC since March 19, 2009, and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature).

2.2 Representations and Warranties of the Company. Except as Previously Disclosed, the Company represents and warrants to the Investors that:

(a) Organization and Authority. The Company is a corporation duly organized and validly existing under the laws of the State of Michigan, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have a Material Adverse Effect, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company has furnished to each Investor true, correct and complete copies of the Company’s restated articles of incorporation and amended and restated bylaws as in effect on the date of this Agreement. Each Company Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have a Material Adverse Effect, and has the corporate power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is being conducted. As used herein, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof; “Company Subsidiary” means any Subsidiary of the Company.

(b) Capitalization. (i) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of Company Preferred Stock, of which 776,995.5 have been designated as Junior Participating Preferred Stock and 84,729.26362 shares have been designated as Series A Preferred Stock. As of the close of business on August 13, 2009 (the “Capitalization Date”), there were 77,699,550 shares of Common Stock outstanding and no shares of Company Preferred Stock outstanding. Since the Capitalization Date, the Company has not issued any shares of Company Preferred Stock, or any shares of Common Stock except pursuant to the valid exercise or conversion of the securities set forth in Section 2.2(b) of the Disclosure Schedule. As of the close of business on the Capitalization Date and immediately prior to the Closing, no shares of Common Stock or Company Preferred Stock were reserved or to be made available for issuance, except for (1) (A) 5,910,128 shares of Common Stock reserved for issuance upon the exercise of options outstanding as of the Capitalization Date, (B) 519,000 shares of Common Stock reserved for future issuance upon the vesting of restricted stock unit awards granted under the Company’s 2008 Omnibus Long Term Incentive Plan as of the Capitalization Date and (C) 2,639,609 shares of Common Stock reserved for future issuance under the Company’s 2008 Omnibus Long Term Incentive Plan and 2004 Amended and Restated Employee Stock Purchase Plan, and (2) 776,995.5 shares of Company Preferred Stock designated as Junior Participating Preferred Stock, without par value, reserved or to be made available for issuance upon the exercise of rights granted under the Rights Plan. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights of any shareholder of the Company other than the Investors. No bonds, debentures, notes or other indebtedness which, by their terms, have the right to vote on any matters on which the shareholders of the Company may vote (“Voting Debt”) are issued and outstanding.

(ii) Set forth in Section 2.2(b)(ii) of the Disclosure Schedule is a true and complete list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement with an outstanding principal amount in excess of $1,000,000 individually, including for each such item of Indebtedness, the outstanding principal amount, interest rate as in effect between the date of this Agreement and the maturity date thereof, and the schedule of the principal payments, and any Liens that relate to such Indebtedness. For the purposes of this Agreement, “Indebtedness“ shall mean, with respect to any person, (a) all liabilities of such person for borrowed money, whether contingent, current or funded, secured or unsecured, (b) all liabilities of such person for the deferred purchase price of property or services, (c) all liabilities of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all liabilities of such person as lessee under leases that have been or are required to be, in accordance with GAAP as of the date hereof, recorded as capital leases, (f) all obligations, contingent or otherwise, of such person under bankers’ acceptance, letter of credit or similar facilities, (g) any other amounts required to be considered as indebtedness for purposes of GAAP as of the date hereof, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed in any manner by such person, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by any Lien on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness; provided, that clauses (a) through (i) shall include all accrued interest, premiums and penalties upon prepayment of such outstanding Indebtedness; provided, further, that for the avoidance of doubt, (x) ordinary course accounts payable and (y) and indebtedness between the Company and any of its wholly-owned Subsidiaries or between wholly-owned Subsidiaries of the Company shall not be considered Indebtedness.

(iii) As of the date of this Agreement, except as set forth in Section 2.2(b) of the Disclosure Schedule (which Section also sets forth the strike or exercise prices, and other term or expiration date, of the relevant securities), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of Common Stock or Company Preferred Stock or any other Equity Securities of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).

(c) Company’s Subsidiaries. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock, any other equity security or any Voting Debt of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock, any other equity security or Voting Debt of such Company Subsidiary.

(d) Authorization; No Conflicts.

(i) The Company has the corporate power and authority to enter into this Agreement and the Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly approved and authorized by the Board of Directors. This Agreement and the Transaction Documents have been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each Investor and the other parties thereto, this Agreement and the Transaction Documents are valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement or the Transaction Documents, the performance by it of its obligations hereunder and thereunder or the consummation by it of the transactions contemplated hereby and thereby, subject, in the case of issuance of the Warrant Shares, to approval of the proposal to approve the issuance of the Warrant Shares for purposes of the NASDAQ Marketplace Rules (the “Shareholder Proposal”) by the Company Requisite Vote. Other than as set forth in Section 2.2(d)(i) of the Disclosure Schedule (the “Company Requisite Vote”), no vote of the shareholders or the Company is required to approve the Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

(ii) Neither the execution and delivery by the Company of this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by the Company with any of the provisions hereof and thereof will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) its restated articles of incorporation (as amended), amended and restated bylaws or certificates of designation or the articles of incorporation, charter, bylaws, certificates of designation or other governing instrument of any Company Subsidiary or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) violate any law, statute, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except in the case of clause (A)(ii) and (B), as would not have a Material Adverse Effect.

(e) Governmental Consents. Other than as set forth in Section 2.2(e) of the Disclosure Schedule, and the securities or blue sky laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting periods, is necessary for the consummation by the Company of the transactions contemplated by the Transaction Documents or the performance of the Company’s obligations thereunder. As used herein, “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

(f) Offering of Securities. Neither the Company nor any person acting at its direction has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Exchanged Securities or Warrant Shares or Redemption Shares to be issued (or may be issued) pursuant to this Agreement under the Securities Act and the rules and regulations of the SEC thereunder) which would subject the offering, issuance, exchange or sale of any of the Exchanged Securities or Warrant Shares or Redemption Shares to the Investors pursuant to this Agreement to the registration requirements of the Securities Act.

(g) Status of Securities. The Exchanged Securities have been duly authorized by all necessary corporate action. When issued and exchanged against receipt of the consideration therefor as provided in this Agreement, such Exchanged Securities will be validly issued, fully paid and nonassessable, free and clear of all Liens (other than Liens imposed as a result of actions taken by an Investor or its Affiliates) and will not be subject to preemptive rights of any shareholder of the Company other than the Investors. The Warrant Shares will be (upon receipt of the Company Requisite Vote) duly authorized by all necessary corporate action and when so issued upon such exercise be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any shareholder of the Company other than the Investors. The Redemption Shares have been duly authorized by all necessary corporate action and when so issued in accordance with the Certificate of Designation, will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any shareholder of the Company other than the Investors.

(h) Anti-takeover Provisions Not Applicable. Assuming the accuracy of the representations and warranties of the Investors, no “moratorium,” “control share,” “fair price,” “takeover,” “business combination” or “interested shareholder” or other similar anti-takeover statute or regulation (including any provision of the Company’s restated articles of incorporation, as amended, or amended and restated bylaws) is applicable to the transactions contemplated by (and the Company and its Board of Directors have taken all necessary action, if any, in order to render any such statute, regulation or provision inapplicable to the Investor) this Agreement or the Transaction Documents.

(i) Rights Plan. The Company has taken all actions necessary to amend the Rights Plan in the form attached hereto as Exhibit J, so as to render it inapplicable to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

(j) Brokers and Finders. Except as set forth in Section 2.2(j) of the Disclosure Schedule, neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with this Agreement or the transactions contemplated hereby.

(k) Acknowledgment Regarding Investor’s Acquisition of Exchanged Securities. The Company acknowledges and agrees that each Investor is acting solely in the capacity of arm’s length purchaser with respect to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that each Investor is not acting as a financial advisor or fiduciary of the Company or any Company Subsidiary (or in any similar capacity) with respect to this Agreement or the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by any such Investor or any of its investment bankers, attorneys, accountants, agents and other representatives (“Representatives“) in connection with this Agreement and/or Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Investor’s acquisition of Exchanged Securities. The Company further represents to each Investor that the Company’s decision to enter into this Agreement and the Transaction Documents has been based solely on the independent evaluation by the Company and its Representatives.

2.3 Representations and Warranties of the Investor. Except as Previously Disclosed, each Investor hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing Date, that:

(a) Organization and Authority. Such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially adversely affect Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and Investor has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(b) Authorization; No Conflicts.

(i) Such Investor has the corporate or other power and authority to enter into this Agreement and the Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of the Agreement and the Transaction Documents by such Investor and the consummation of the transactions contemplated hereby and thereby have been duly authorized by such Investor’s board of directors, general partner or managing members, as the case may be, and no further approval or authorization by any of its shareholders, partners or other equity owners, as the case may be, is required. This Agreement and the Transaction Documents to which it is a party have been duly and validly executed and delivered by such Investor and, assuming due authorization, execution and delivery by the Company, this Agreement and the Transaction Documents to which it is a party are a valid and binding obligation of such Investor enforceable against such Investor in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). No other corporate proceedings are necessary for the execution and delivery by such Investor of this Agreement or the Transaction Documents to which it is a party, the performance by it of its obligations hereunder and thereunder or the consummation by it of the transactions contemplated hereby and thereby.

(ii) Neither the execution, delivery and performance by such Investor of this Agreement or the Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by such Investor with any of the provisions hereof or thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of such Investor under any of the terms, conditions or provisions of (i) its articles of incorporation or bylaws, its certificate of limited partnership or partnership agreement, its limited liability company agreement or its similar governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Investor is a party or by which it may be bound, or to which such Investor or any of the properties or assets of such Investor may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to such Investor or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially adversely affect such Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(iii) Other than as set forth in Section 2.2(e) of the Disclosure Schedule of the Company, and the securities or blue sky laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by such Investor of the transactions contemplated by this Agreement.

(c) Exchange for Investment. Such Investor acknowledges that the Exchanged Securities and Redemption Shares have not been registered under the Securities Act or under any state securities laws. Such Investor (1) is acquiring the Exchanged Securities and Redemption Shares (if applicable) pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Exchanged Securities to any person, (2) will not sell or otherwise dispose of any of the Exchanged Securities or Redemption Shares, except in compliance with this Agreement and the Transaction Documents and the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Exchanged Securities and of making an informed investment decision and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(d) Brokers and Finders. Neither such Investor nor its Affiliates or any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for such Investor, in connection with this Agreement or the transactions contemplated hereby. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon arrangements made by or on behalf of such Investor or its Affiliates.

(e) Interest in Canceled Loans. Such Investor shall have at the Closing the sole right, title and interest in and to, the Canceled Loans set forth opposite such Investor’s name under the heading “Amount of Canceled Loans” on Annex A, subject to the terms of such Investor’s Assignment and Assumption Agreement.

ARTICLE III

COVENANTS

3.1 Filings; Other Actions.

(a) Each Investor, on the one hand, severally and not jointly, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to identify, prepare and file all necessary documentation, to identify and effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all Governmental Entities, and the expiration or termination of any applicable waiting periods, necessary or advisable to consummate the transactions contemplated by this Agreement, to perform the covenants contemplated by this Agreement, and to consummate the delivery of the Investor Shares contemplated by the Warrants and/or Certificate of Designation. Each of the Investors, severally and not jointly, and the Company shall use commercially reasonable efforts and cooperate with one another with a view to obtaining the consents or approvals of any third parties (other than Governmental Entities) necessary or advisable to consummate the transactions contemplated hereby and the delivery of the Investor Shares contemplated by the Warrants and/or Certificate of Designation; provided, that neither party shall be required to pay any fees or consideration (other than filing fees) to any person in order to obtain any such third party consents or approvals. Each Investor, on the one hand, severally and not jointly, and the Company, on the other hand, shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other may reasonably request, from time to time, to consummate or implement such transactions and delivery of shares or to evidence such events or matters. In particular, the Company will, upon reasonable request by any Investor, from time to time, use its reasonable best efforts to promptly obtain or submit the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or applicable competition or merger control laws of other jurisdictions. Such requests of the Company by any Investor should be made only when the Investor reasonably anticipates that such Investor will meet or exceed a reporting threshold under the HSR Act or applicable competition or merger control laws of other jurisdictions with a subsequent redemption or repurchase of Series A Preferred Stock by the Company or the exercise of a Warrant by such Investor, and for which the parties have not observed the applicable waiting period(s). Further, each Investor will, upon reasonable request by the Company, from time to time, use its reasonable best efforts to promptly obtain or submit the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, under the HSR Act or applicable competition or merger control laws of other jurisdictions. Without limiting the foregoing, the Company and each Investor shall prepare and file a Notification and Report Form pursuant to the HSR Act and other similar filings with respect to any other applicable competition or merger control laws of other jurisdictions promptly upon reasonable request by (x) in the case of a filing to be made by the Company, any Investor and (y) in the case of a filing to be made by any Investor, the Company, from time to time. Each Investor and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of its respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Transaction Documents. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each Investor, on the one hand, severally and not jointly, and the Company, on the other hand, agrees to keep the other apprised of the status of matters referred to in this Section 3.1(a). Each Investor, on the one hand, severally and not jointly, and the Company, on the other, shall promptly furnish each other, with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement (other than any portions thereof that relate to confidential supervisory matters).

(b) The Company shall call a special meeting of shareholders (the “Shareholders’ Meeting”) to be held as promptly as practicable following the Closing Date and submit the Shareholder Proposal to a vote of the Company’s shareholders. The Board of Directors shall recommend to the Company’s shareholders that such shareholders vote in favor of the Shareholder Proposal (the “Board Recommendation”). In connection with such meeting, the Company shall, as promptly as practicable following the Closing Date, prepare (and each Investor will reasonably cooperate with the Company to prepare) and file with the SEC a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such Shareholders’ Meeting to be mailed to the Company’s shareholders promptly after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for such shareholder approval. The Company shall notify each Investor promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply each Investor with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to such Shareholders’ Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as reasonably practicable prepare and mail to its shareholders such an amendment or supplement and each Investor shall cooperate with the Company in taking such actions. Each Investor and the Company agree promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as reasonably practicable prepare and mail to its shareholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with each Investor prior to filing any proxy statement or any amendment or supplement thereto, and provide each Investor with a reasonable opportunity to comment thereon.

(c) Each of the Investors, on the one hand, severally and not jointly, and the Company, on the other hand, agrees, upon request, to furnish the other party with all information concerning itself, its Affiliates, directors, officers, partners and shareholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with any such Shareholders’ Meeting and any other statement, filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Entity in connection with the Closing, the delivery of any of the Investor Shares and the other transactions contemplated by this Agreement.

(d) Neither the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or publicly propose to withdraw or modify the Board Recommendation.

(e) From and after the date hereof, the Company and each Investor, severally and not jointly, will use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable, so as to permit the delivery of the Exchanged Securities, Warrant Shares and Redemption Shares to the Investors as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby subject to the terms and conditions hereof.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Legend. (a) Each Investor agrees that all certificates or other instruments representing the Series A Preferred Stock subject to this Agreement will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(b) Upon the reasonable request of any Investor, at a time when such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the legend to be removed from any of such Investor’s certificates for any Series A Preferred Stock. Each Investor acknowledges that the Exchanged Securities have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any shares of Series A Preferred Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

4.2 Exchange Listing. The Company shall use its reasonable best efforts to cause the Warrant Shares and Redemption Shares (including, for the avoidance of doubt, all shares of Common Stock reserved for issuance) to be approved for listing on the NASDAQ National Market System (“NASDAQ”), subject to official notice of issuance, as promptly as practicable following the Closing Date, and in any event, prior to the Shareholders’ Meeting (and in any event, with respect to the Redemption Shares, prior to the Company’s mandatory redemption of the Series A Preferred Stock as set forth in the Certificate of Designation, and/or the Company’s exercise of its right to optionally redeem the Series A Preferred Stock as set forth in the Certificate of Designation).

4.3 Reservation for Issuance. From and after the date hereof, the Company will reserve, and maintain as reserved, that number of shares of Common Stock sufficient for issuance of the Warrant Shares and/or the Redemption Shares.

4.4 Certain Transactions. The Company will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.

4.5 Certificate of Designation. In connection with the Closing and in any event no later than immediately prior to the Closing, the Company shall file the Certificate of Designation in the State of Michigan, and such Certificate of Designation shall continue to be in full force and effect as of the Closing until such time that no shares of Series A Preferred Stock remain outstanding.

ARTICLE V

TERMINATION

5.1 Termination. This Agreement may be terminated prior to the Closing by mutual written agreement of the Company and each of the Investors.

5.2 Effects of Termination. In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than this Section 5.2 and Article VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided, that nothing herein shall relieve any party from liability for intentional breach of this Agreement or fraud.

ARTICLE VI

MISCELLANEOUS

6.1 Survival. Each of the representations and warranties set forth in this Agreement shall terminate at the Closing. Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing, shall terminate as of the Closing. Nothing contained in this Agreement shall preclude any Investor from commencing a claim against the Company asserting a violation of Rule 10b-5 under the Exchange Act in respect of any matter that was not otherwise Previously Disclosed.

6.2 Expenses. Notwithstanding anything herein to the contrary, the Company shall bear and pay all costs and expenses in connection with the transactions contemplated pursuant to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, and shall, upon any Investor’s request, promptly reimburse each such Investor for its reasonable out-of-pocket costs and expenses incurred in connection with due diligence, and/or the negotiation and preparation of this Agreement and undertaking of the transactions contemplated pursuant to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including, for the avoidance of doubt, fees and expenses of counsel and HSR Act filing fees incurred by or on behalf of any Investor or its Affiliates in connection with the transactions contemplated pursuant to this Agreement) and/or the Transaction Documents. In addition, at, or prior to, the Closing, the Company shall pay to each assigning lender, as applicable, all accrued and unpaid interest with respect to the Canceled Loans under the Second Lien Credit Agreement.

6.3 Amendment. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.4 Waivers. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

6.5 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

6.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

6.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.8 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) If to OEP:

OEPX, LLC

c/o One Equity Partners

320 Park Avenue, 18th Floor

New York, NY 10022

Tel: (212) 277-1500

Facsimile: (212) 277-1572

Attention: David M. Cohen

         Colin M. Farmer

with a copy (which copy alone shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Tel: (212) 455-7295

Facsimile: (212) 455-2502

Attention: William R. Dougherty, Esq.

(b) If to Sagard:

Sagard Capital Partners, L.P.

325 Greenwich Avenue

Greenwich, Connecticut 06830

Tel: (203) 629-6700

Facsimile: (203) 629-6781

Attention: Daniel Friedberg

with a copy (which copy alone shall not constitute notice) to:

Finn Dixon & Herling LLP

177 Broad Street

Stamford, Connecticut 06901

Tel: (203) 325-5000

Facsimile: (203) 325-5001

Attention: Charles J. Downey III, Esq.

(c) If to Tinicum:

Tinicum Capital Partners II, L.P.

800 Third Avenue

40th Floor

New York, NY 10022

Tel: (212) 446-9300

Facsimile: (212) 750-9264

Attention: Robert J. Kelly

with a copy (which copy alone shall not constitute notice) to:

Sullivan & Cromwell LLP

1888 Century Park East

Suite 2100

Los Angeles, CA 90067

Tel: (310) 712-6600

Facsimile: (310) 712-8800

Attention: Alison S. Ressler, Esq.

(d) If to the Company:

X-Rite, Incorporated

4300 44th Street SE

Grand Rapids, MI 49512

Tel: (616) 803-2309

Facsimile: (616) 803-2530

Attention: Thomas Vacchiano

with copies (which copies alone shall not constitute notice) to:

McDermott Will & Emery LLP

227 West Monroe

Chicago, IL 60606

Tel: (312) 984-7563

Facsimile: (312) 983-7700

Attention: Helen Friedli, Esq.

6.9 Entire Agreement, Etc. (a) This Agreement (including the Exhibits, Schedules and Disclosure Schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements,

understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void); provided, that any Investor may assign its rights and obligations under this Agreement to any Affiliate of such Investor who agrees in writing to be bound by the terms of this Agreement (provided, that no such assignment shall relieve the Investor of its obligations hereunder). Without limiting the foregoing, and other than with respect to transfers to such Affiliates (as such term in defined in this Section 6.9), none of the rights of any of the Investors hereunder shall be assigned to, or enforceable by, any person to whom the Investor may transfer, sell, assign or otherwise dispose of Exchanged Securities.

6.10 Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time.

(a) unless otherwise indicated, the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise;

(b) the term “Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, consulting or fringe benefit plan, program, agreement or policy.

(c) “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or in the State of Michigan generally are authorized or required by law or other governmental actions to close;

(d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(e) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”; and

(f) the word “or” is not exclusive;

(g) “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;

(h) all article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

6.11 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.12 Severability. If any provision of this Agreement or the application thereof to any person (including, the officers and directors of the Investor and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.13 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto, any benefit, right or remedies.

6.14 Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

6.15 Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and no party hereto will make any such news release or public disclosure without first consulting with the other party hereto and receiving its consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the other with respect to any such news release or public disclosure.

6.16 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

6.17 Memorandum of Agreement. The Company has determined that this Agreement shall satisfy the requirement set forth in Section (B)(1) of Article VI of the Company’s restated articles of incorporation (as amended) for the Company to enter into a memorandum of understanding setting forth the principal terms of the transaction to be entered into, and, this Agreement shall be deemed to be a “memorandum of understanding” for all purposes of such Article VI.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

X-RITE, INCORPORATED

By:	/s/ Thomas J. Vacchiano Jr.
Name:	Thomas J. Vacchiano Jr.
Title:	Chief Executive Officer

OEPX, LLC

By:	/s/ Colin M. Farmer
Name:	Colin M. Farmer
Title:	Authorized Signatory

SAGARD CAPITAL PARTNERS, L.P.

By:	Sagard Capital Partners GP, Inc.,
its general partner

By:	/s/ Daniel Friedberg
Name:	Daniel Friedberg
Title:	Chief Executive Officer

TINICUM CAPITAL PARTNERS II, L.P.

By:	Tinicum Lantern II L.L.C.,
its general partner

By:	/s/ Robert J. Kelly
Name:	Robert J. Kelly
Title:	Member

TINICUM CAPITAL PARTNERS II PARALLEL FUND, L.P.

By:	Tinicum Lantern II L.L.C.,
its general partner

By:	/s/ Robert J. Kelly
Name:	Robert J. Kelly
Title:	Member

TINICUM CAPITAL PARTNERS II EXECUTIVE FUND L.L.C.

By:	Tinicum Lantern II L.L.C.,
its managing member

By:	/s/ Robert J. Kelly
Name:	Robert J. Kelly
Title:	Member

Annex A

Investor	Number of Shares of Series A Preferred Stock	Number of Shares of Common Stock Exercisable Pursuant to Warrants	Amount of Canceled Loans
OEPX, LLC	25,316.48088	4,568,527.88063	$25,316,480.87693

Sagard Capital Partners, L.P.	8,042.62421	1,451,345.19708	$8,042,624.20797

Tinicum Capital Partners II, L.P.	8,135.47088	1,468,099.99871	$8,135,470.88121
Tinicum Capital Partners II Parallel Fund, L.P.	42.31017	7,635.15211	$42,310.16803
Tinicum Capital Partners II Executive Fund, L.L.C.	24.33699	4,391.77147	$24,336.98587

Tinicum (total)	8,202.11804	1,480,126.92229	$8,202,118.03510

Total	41,561.22312	7,500,000.00000	$41,561,223.12000